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                                   EXHIBIT 11
                               EAGLE FINANCE CORP.

                       COMPUTATION OF NET INCOME PER SHARE
               For the Three Months Ended March 31, 1997 and 1996
                                   (Unaudited)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           -------------------
                                                               1997     1996
                                                           ---------   -------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:
1.  Income (loss) before income taxes . . . . . . . . . .   $ (1,508)  $  138
2.  Applicable income taxes . . . . . . . . . . . . . . .         --       52
                                                            --------   ------
3.  Net income (loss) . . . . . . . . . . . . . . . . . .   $ (1,508)  $   86
                                                            --------   ------
                                                            --------   ------

Number of outstanding shares:
4.  Weighted average common shares
     outstanding, adjusted for stock splits . . . . . . .      4,189    4,189
5.  Weighted average shares of treasury
     stock outstanding, adjusted for
     stock splits   . . . . . . . . . . . . . . . . . . .         --       --
6.  Weighted average shares reserved for stock
     options (utilizing the treasury stock method)  . . .         --      115
7.  Common shares outstanding (Line 4-5+6)  . . . . . . .      4,189    4,304


Net income (loss) per share:
8.  Net income (loss) per common shares (Line 3/4)  . . .     ($0.36)   $0.02
9.  Fully diluted net income (loss) per common (Line 3/7).    ($0.36)   $0.02